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                                                                   Exhibit 99.1

ADAM.COM SECURES $12.0 MILLION OF
ADDITIONAL CAPITAL TO FUEL GROWTH OF ITS
CONTENT SYNDICATION MODEL

ATLANTA-(BUSINESS WIRE)-Nov. 17, 1999-adam.com, Inc. (Nasdaq: ADAM - news; http://www.adam.com), the leading source for online health information, today announced it has entered into a securities purchase agreement with Fusion Capital Fund, LLC, a Chicago based investment fund. Fusion Capital has agreed to invest up to $12.0 million in adam.com under an innovative investment structure called FUSION FINANCING(TM). SunTrust Equitable Securities served as exclusive financial advisor to adam.com in this transaction.

The investment will be made by Fusion Capital through its purchase from adam.com of two $6.0 million convertible debentures. The debentures will not bear any interest or premium accrual. Each debenture will be convertible into common shares of adam.com at a price equal to the lesser of (i) 130% of the average of the closing bid prices for the common shares during the 10 trading days prior to issuance of such debenture or (ii) a price based upon the future performance of the common shares, in each case without any fixed discount to the market price.

Under the terms of the debentures, during each month for 12 months Fusion Capital will be permitted to convert up to $1.0 million of principal amount into common shares. The proceeds from the sale of each debenture will be held as restricted cash and generally become unrestricted at the rate of at least $1.0 million per month. As the proceeds become unrestricted they will be used to fund the rapid expansion and development of the Company's content syndication strategy.

In order to give adam.com the greatest control and flexibility over this financing, adam.com has negotiated several key features with Fusion Capital. First, Fusion Capital has agreed not to engage in any direct or indirect short-selling or hedging of the common shares. Second, adam.com has the right to prevent any conversions of the debentures when the conversion price is below 130% of the average of the closing bid prices for the common shares during the 10 trading days prior to issuance of such debenture. Third, adam.com has the right to require the partial or full conversion of the outstanding principal amount of the debentures which would result in an equal amount of the proceeds becoming unrestricted. Fourth, adam.com has the right to redeem each debenture for 106% of the outstanding principal balance.


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The first $6.0 million debenture will be purchased by Fusion Capital after the SEC has declared effective a registration statement covering the resale of the common shares obtainable upon conversion of such debenture. adam.com expects to file this registration statement with the SEC in approximately five business days from today. The second debenture will be issued at adam.com's sole option after the first debenture has been fully converted into common shares and upon SEC effectiveness of a registration statement covering the resale of the common shares obtainable upon conversions of the second debenture. The obligation of Fusion Capital to purchase each debenture is subject only to customary closing conditions, all of which are outside the control of Fusion Capital.

Robert S. Cramer Jr., Chairman and Chief Executive Officer of adam.com commented, "We are very pleased to have Fusion Capital as our financial partner. We believe the terms of the financing are extremely favorable to adam.com. The completion of this financing will strengthen our balance sheet and will permit us to further the implementation of our Internet strategy."

Steven G. Martin, Managing Member of Fusion Capital, stated, "We are extremely excited about adam.com and its Internet strategy. Fusion Capital has made the pricing and other features of Fusion Financing(TM) as attractive as possible because we are focused on being a long term investor with the same incentives as all shareholders, namely share price appreciation."

adam.com is a leading provider of online medical and health information and publisher of the award winning Medical Encyclopedia and a variety of interactive, multimedia educational materials. Through partnerships with leading Web destinations, adam.com has become the most widely referenced medical resource on the Internet. adam.com utilizes simple explanations, compelling visuals and consumer-friendly technology to present the most comprehensive health and medical information on the Web - the company's library contains more than 10,000 pages of medical and health content, covering over 1,500 topics, and includes the Internet's largest library of medical illustrations, photos, animation, videos and interactive content. Formerly A.D.A.M. Software, adam.com is based in Atlanta with its major Internet operations in San Francisco.

adam.com expects to file a Registration Statement with the SEC in approximately five business days from today covering the resale of the common shares issuable upon conversion of the first debenture. Please refer to this Registration Statement, as well as adam.com's other filings with the SEC, for a more detailed description of this financing transaction.

Forward Looking Statements:

Except for historical information, all of the statements, expectations and assumptions contained in this press release are forward-looking statements. These statements involve a number of risks and uncertainties that could cause actual results, performance or developments to differ materially. Factors which could affect the Company's actual results, performance or developments include general economic conditions, the development of the Internet as a source of health information, pricing actions taken by competitors, the demand for the Company's health information, regulatory changes, and other laws which impact the way in which the Company conducts its business.

NOTE TO EDITORS: adam.com is a trademark of adam.com, Inc.

CONTACT:

    adam.com, Atlanta
    Robert S. Cramer, 770/980-0888